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                          October 5, 2023

       Graham Purdy
       Chief Executive Officer
       Turning Point Brands, Inc.
       5201 Interchange Way
       Louisville, Kentucky 40229

                                                        Re: Turning Point
Brands, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed October 2,
2023
                                                            File No. 333-274825

       Dear Graham Purdy:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Donahue at 202-551-6063 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing